Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Inspired Entertainment, Inc. and Subsidiaries on Form S-8 (File Nos. 333-210295, 333-222238 and 333-226909) and Form S-3 (File No. 333-217215) of our report dated March 30, 2020, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2019 and September 30, 2018 and for the year ended December 31, 2019, for the three months ended December 31, 2018 and for the year ended September 30, 2018, which report is included in this Annual Report on Form 10-K of Inspired Entertainment, Inc. for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019 using the modified retrospective approach.

/s/ Marcum llp

Marcum llp

Melville, NY

March 30, 2020